Exhibit 10.1

FIRST AMENDMENT

SALARY REDUCTION AND STAY INCENTIVE AGREEMENT

This First Amendment to Salary Reduction and Stay Incentive Agreement (“First Amendment”) is entered into between GENERAL MOLY, INC., a Delaware corporation (the “Company”) and Bruce D. Hansen (“Executive”) to be effective as of January 14, 2015.

RECITALS

A.            Effective September 7, 2013 the Company instituted a Temporary Salary Reduction Program to assist the Company with cash conservation efforts as the Company progresses financing efforts for the construction and operation of the Mt. Hope Project in Eureka County, Nevada.

B.          Effective as of September 10, 2013, the Company and Executive entered into a Salary Reduction and Stay Incentive Agreement (the “Agreement”).

C.            Company’s Temporary Salary Reduction Program remains in effect as of the date of this First Amendment, and as a result, Executive and the Company desire to amend the Agreement to:

(i)                                     modify the Term of the Agreement;

(ii)                                  provide a new grant award of Restricted Stock Units; and in consideration of this grant,

(iii)                               extend the End Date for payment by the Company of Executive’s Stay Incentive Award.

D.            For the avoidance of any doubt, Company and Executive do not wish to extend the End Date for purposes of vesting Executive’s Restricted Stock Unit Award in Section 4, as set forth in the Agreement.

Accordingly, in consideration of the mutual covenants contained in this First Amendment, Company and Executive intending to be legally bound agree as follows.

AMENDMENT

1.           Section 1 Term of Agreement is hereby amended by the deletion of subparagraph d. in its entirety, and the addition of a new subparagraph d. and e. as follows:

d.  January 15, 2015, for application only to (i) the expiration of Section 2 Reduction to Base Salary; and (ii) the vesting of Section 4 Restricted Stock Unit Award.

e.  January 15, 2016.

2.           Effective with the first payroll period following execution of this First Amendment, Section 2 Reduction to Base Salary is hereby amended with the deletion of the percentage 25% in the second line and replaced with the new percentage of 12.5%; and the deletion of the figure of $412,500 in the third line, and replaced with the new figure of $481,250.

3.           A new Section 4A 2015 Restricted Stock Unit Award is hereby added which states as follows:

(a)                                 Company agrees to grant an award of 392,904 RSUs in accordance with the terms of the Company’s 2006 Equity Incentive Program and applicable Restricted Stock Units Agreement between the Company and Executive, which shall be incorporated by reference.  The RSUs shall vest in full in accordance with the terms of the Restricted Stock Units Agreement on the End Date provided that the Executive has remained continuously employed by the Company from the date of this First Amendment through the End Date.  All terms and conditions of the award of the RSUs shall be governed by the Restricted Stock Units Agreement.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Salary Reduction and Stay Incentive Agreement (“First Amendment”) on the dates set forth below, to be effective as of January 14, 2015.

COMPANY:

GENERAL MOLY, INC.

By:	/s/ R. Scott Roswell

Date:	1-14-15

Its:	VP Human Resources, Corp. Counsel

EXECUTIVE:

/s/ Bruce D. Hansen	1/14/15
Bruce D. Hansen	Date